Exhibit 99.(a)(1)(H)

FORM OF NOTICE: FINAL ELECTION CONFIRMATION STATEMENT

(POST-EXPIRATION TIME – OFFER NON-PARTICIPANTS)

To:	[Name]
From:	Human Resources Department – American Capital Strategies, Ltd.
Subject:	Final Election Confirmation Statement – Post-Expiration Time – Offer Non-Participants

This notice is to inform you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

Pursuant to the Offer, we have accepted your election with respect to your Eligible Option(s). You have elected NOT to tender your Eligible Options.

Eligible Option (Grant Number)	Original Date of Grant	Current Exercise Price of Eligible Options (1) ($)	Shares Subject to Eligible Option (#)	Adjusted Exercise Price (2) ($)	Cash Payment - Black Scholes Price Differential (3) ($)

$$0.00

$$0.00

$$0.00

$$0.00

$$0.00

(1)	The Current Exercise Price is the exercise price of the Eligible Option, including a reduction for all dividends paid since the original date of grant through the date the declining exercise price feature was suspended in 2005.

(2)	The Adjusted Exercise Price reflects the price of the option at the original date of grant, prior to any dividend payment reduction.

(3)	The Black-Scholes Price Differential for an Eligible Option is the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the Current Exercise Price of the Eligible Option that reflects a reduction for dividends paid.

We strongly encourage you to keep a copy of this page for your records.

This Final Election Confirmation Statement and the Offering Memorandum reflect the entire agreement between you and American Capital with respect to the Offer.